Filed with the Securities and Exchange Commission on October 16, 2002
Securities Act Registration No. 333-99407

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

WHITE ELECTRONIC DESIGNS CORPORATION

(Exact Name of registrant as specified in its Charter)

Indiana	3674	35-0905052

State or other jurisdiction of	Primary Standard Industrial	(IRS Employer
incorporation or organization	Classification Code No.	I.D. Number)

3601 E. University Drive
Phoenix, Arizona 85034
(602) 437-1520
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Hamid R. Shokrgozar, Chairman, President and Chief Executive Officer
White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034
(602) 437-1520
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of all communications to:
Samuel C. Cowley, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-0001
(602) 382-6321

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this registration statement will be used as a combined prospectus in connection with this registration statement and registration statement File No. 333-58730.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

         The information contained in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2002

PROSPECTUS

WHITE ELECTRONIC DESIGNS CORPORATION

Common Stock

924,687 Shares

         Panelview Partners, L.P., Randal Barber, Gaylene Barber, John Cochran, Marshall R. Moran, Morgan D. Barber, Grayson N. Barber, Robert Ritter, and David Blass are offering to sell up to 924,687 shares of our common stock that we issued to them in connection with our purchase of Panelview, Inc. The selling shareholders may sell some or all of the common stock to new purchasers through ordinary brokerage transactions, directly to market makers of our common stock, or through any of the other means described in the section entitled “Plan of Distribution” beginning on page 11.

         The selling shareholders will receive all of the proceeds from the sale of the common stock, less any brokerage or other expenses of sale incurred by them. We will not receive any of the proceeds from the sales by the selling shareholders. We are paying for the costs of registering the resale of the shares held by the selling shareholders.

         Our common stock is traded on the Nasdaq National Market under the symbol “WEDC.”

         Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page 5. You should be prepared to accept any and all of the risks associated with purchasing the shares, including a loss of your entire investment.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2002.

BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EX-5.1
EX-23.1

         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The common stock is not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

BUSINESS

         White Electronic Designs is a growing company and a leader in niche markets for which microelectronic and display commodity products are insufficient. We have two primary businesses. Our microelectronic business, which accounts for approximately 53% of our sales, designs, manufactures and sells high-density microelectronic memory and microprocessor products that are used in the telecommunications, data communications and military aerospace markets. Our display business designs, manufactures and sells ruggedized liquid crystal displays and display viewing enhancements for customers in a variety of industries.

         Products in our microelectronics business are based on dynamic random access memory, or DRAM, static random access memory, or SRAM, and Flash memory components and are used in the following commercial markets:

•	Telecommunications, including use in digital signal processing (DSP) platforms, wireless base stations, broadband, modem pools, switches, handheld devices, smart and cellular phones and videoconferencing systems.

•	Data Communications, including use in local area network (LAN) backbone switches, wide area network (WAN) backbone switches, bridges and routers, and network hubs and servers.

•	Embedded systems, including use in single board computers, handheld processors, test equipment, diagnostic equipment, printers, portable scanners, diskless network computers and workstations.

         Military products use our SRAM, EEPROM, SDRAM and Flash memory components in ceramic packages and laminate to produce high-density multichip packages and monolithic products for use in adverse environmental conditions. Multichip packaging is a technique that places several semiconductor chips into a compact package. A monolithic product does the same using one semiconductor chip. Our military products are sold to both foreign and domestic government contractors and are used in aircraft, missiles and communications equipment. We sometimes refer to our microelectronics products produced for military applications, industrial use, or use in harsh environments as our high reliability products.

         Our display business produces state of the art flat panel display products for the industrial, military and aerospace industries. We have a wide range of design and manufacturing capabilities providing custom and standard display modules. We design and manufacture AMLCD diagonal panels in display head, monitor and computer system formats. These displays offer significant advantages over other commercially available displays because they are sunlight readable and designed for operation in extreme operating temperatures. We also re-manufacture commercially available LCD modules to meet custom packaging and environmental requirements. Our state of art displays are complemented by our keyboards, touch screens, backlights, and electronic interfaces to provide leading edge flat panel display head solutions for our customers.

         Our display business also manufactures electromechanical components and instrument packages consisting of rotating devices, including gearheads, mechanical counters, dial drives, mechanical packages and related devices. Our electromechanical components are used in controls for automatically tuning airborne radio transmitters and receivers, controls for fuel flow in jet engines and selected automatic flight control servomechanisms. We sell these products primarily to aircraft instrument manufacturers as information displays in aerospace and ground equipment.

         Our goal is to be a worldwide leader in the design, manufacture and marketing of niche memory and microprocessor products and specialized liquid crystal display panels. We pursue this goal by employing the following strategies:

•	providing superior value to our customers;

•	continuing to strengthen and improve our existing product line;

•	developing new products and manufacturing processes;

•	increasing manufacturing efficiencies; and

•	pursuing acquisitions of complementary businesses and technologies.

         We sell our memory, microprocessor and display products to over 400 companies throughout the world. The following is a list of some of our significant customers representing the industries we serve:

• Ametek Aerospace	• General Electric

• Arrow Electronics	• Halliburton

• Avex Aerospace	• Hamilton Sundstrand

• Avici Systems	• Honeywell

• Avidyne	• IBM

• BAE Systems	• Intel/Dialogic

• Calix	• ITI Limited

• Ciena	• ITW Industrievertretung

• Cisco Systems	• L3 Communications

• Credence Systems	• Litton

• Delphi Display Systems	• Lockheed Martin

• DY-4 Systems	• Lucent Technologies

• Enterasys	• Marconi

• Ericsson	• Raytheon

• Galileo Avionica	• Rockwell

• Garmin Industries	• Samsung

• General Dynamics	• Smiths Industries

We also sell products to the United States Department of Defense.

         We were incorporated in Indiana in 1951. On October 26, 1998, Bowmar Instrument Corporation merged with Electronic Designs, Inc. In connection with the merger, Bowmar changed its name to White Electronic Designs Corporation. Our principal executive offices are located at 3601 E. University Drive, Phoenix, Arizona 85034. Our telephone number is (602) 437-1520. Our website can be accessed at www.whiteedc.com. Information on our website does not constitute a part of this prospectus.

RISK FACTORS

Our Financial Results Could Be Seriously Harmed If The Markets In Which We Sell Our Products Do Not Grow.

         Our continued success depends in large part on the continued growth of various industries that use our products, including the following industries:

•	data communications and telecommunications equipment;

•	computers and computer related peripherals;

•	medical electronics and equipment;

•	industrial controls;

•	aviation electronics and equipment; and

•	military equipment.

         Approximately 45% of our fiscal 2001 product sales were incorporated into data communications and telecommunications end-products. The telecommunications industry has declined, and it is reasonable to assume that the telecommunications industry could continue to experience declining, or slow, growth rates. Any decline in the demand for networking applications, mass storage, telecommunications, cellular base stations, cellular handsets and other personal communication devices that incorporate our products would reduce our sales revenue, and possibly cause losses from that portion of our business, which could lead to layoffs, or consolidation of the commercial product division into one of our other divisions. Slower growth in the other markets in which we sell our products could also lead to the same type of activity for any of our divisions.

We Cannot Adjust Expenses For Any Particular Quarter In Response To Revenue Shortfalls Because A Substantial Component Of Our Operating Expenses Are Fixed Costs.

         Our need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, makes it difficult for us to reduce our operating expenses in a particular period if our net sales for a period are not met because a substantial component of the operating expenses are fixed costs. Accordingly, we cannot assure you that we will be able to be profitable or that we will not sustain losses in future periods. Due to the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such an event, the price of our common stock is likely to decline.

We May Fail To Meet Expectations Because Our Revenues, Gross Margins and Profits Are Very Likely To Fluctuate From Period To Period.

         In connection with our microelectronics memory business, a wide array of factors could cause our revenues, gross margins, and profits to fluctuate in the future from period to period. The primary factors that might affect our results of operations in this regard include the following:

•	the cyclical nature of the semiconductor market;

•	any loss of a principal customer or any short term loss of a customer due to product inventory accumulation by the customer;

•	any inability to procure required components;

•	any adverse changes in the mix of products that we sell; and

•	any downturn of the semiconductor market, which could cause a decline in selling unit prices, diminished inventory value, and less demand for commercial memory products as customers restrict inventory levels.

         Even in the absence of cyclical conditions, the average selling prices of our products have historically decreased during the products’ lives, and we expect this trend to continue. In order to offset these average selling price decreases, we attempt to decrease manufacturing costs, and introduce new, higher priced products that incorporate advanced features. If these efforts are not successful, we will not be competitive in the marketplace and our sales, and profits, will decline possibly leading to our exit from these markets.

         In addition to following the general pattern of decreasing average selling prices, the selling prices for certain products, particularly commodity static RAM or SRAM; products, fluctuate significantly with real and perceived changes in the balance of supply and demand for these products. In the event we are unable to decrease per unit manufacturing costs faster than the rate at which average selling prices continue to decline, our business, financial condition and results of operations will be seriously harmed. In addition, we expect our competitors to invest in new manufacturing capacity and achieve significant manufacturing yield improvements in the future. These developments could dramatically increase the worldwide supply of SRAM products and result in associated downward pressure on prices.

Downturns In The Semiconductor And Telecommunications Industries Could Reduce The Value Of Our Inventories And Cause A Reduction In Our Profits

         Historically, we have experienced reductions in value of our inventories due to unexpected demand declines, resulting from a softening of the semiconductor and telecommunications industries. Such declines in inventory valuation in the past have caused us to write down several million dollars worth of inventory, which greatly reduced our profits for the given period.

Our Future Operations Are Very Likely to Fluctuate And Therefore May Fail to Meet Expectations.

         Our operating results have varied in the past and may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fluctuate and fail to meet our expectations or those of others for a variety of reasons, including the following:

•	the intense competitive pricing pressure to which our products are subject, which can lead to rapid and unexpected declines in average selling prices;

•	the complexity of our manufacturing processes and the sensitivity of our production costs to declines in manufacturing yields, which make yield problems both possible and costly when they occur; and

•	the need for constant, rapid new product introductions, which present an ongoing design and manufacturing challenge, which can be significantly impacted by even relatively minor errors, and which may result in products never achieving expected market demand.

As a result of these or other factors we could fail to achieve our expectations as to future revenues, gross profit and income from operations. Any downward fluctuation or failure to meet expectations will likely adversely affect the value of your investment in our securities. Also, the performance of the semiconductor industry as a whole is characterized by cyclical swings in revenue and profitability and these swings may harm us.

We Are Dependent On Military Sales For A Large Portion Of Our Revenue, And Reductions In Military Spending Could Negatively Affect Our Sales and Profits.

         Our current orders from defense-related companies account for a material portion of our overall revenue. Military capital expenditure levels depend on factors that are outside of our control. In addition, the U.S. defense industry is moving toward the purchase of commercial “off-the-shelf” products rather than those manufactured as compliant to specified military standards. In fiscal 2001, military related sales accounted for approximately 46% of our overall sales. Changes in military spending and demand for microelectronics and display products have adversely effected our sales and profits in the past, and may have such an adverse effect in the future. Reductions in military spending could have a further adverse effect on our sales and profits.

Failure To Comply With U.S. Government Laws and Regulations Would Reduce Our Ability To Be Awarded Future Military Business.

         In connection with our U.S. Government business, we are subject to government investigations of our policies, procedures, and internal controls for compliance with procurement regulations and applicable laws. In certain circumstances in which a contractor has not complied with the terms of a contract, or with regulations or statutes, the contractor might be debarred or suspended from obtaining future contracts for a specified period of time. Since military sales accounted for approximately 46% of our business in fiscal 2001, any debarment, or suspension, of our ability to obtain military sales would greatly reduce our overall revenue and profits, and would likely affect our ability to continue as a going concern.

We Are Dependent On International Markets For a Large Portion Of Our Sales and Purchases.

         We anticipate that our international sales will continue to account for a significant portion of our net sales. In fiscal 2001, foreign sales accounted for approximately 22% of our overall sales. In addition, the majority of the components we used in connection with products for military applications are acquired from foreign manufacturers worldwide, particularly countries located in Asia. As a result, a significant portion of our sales and purchases are subject to the risks of international business such as:

•	approximately $14 million of our fiscal 2001 sales were to approved foreign military equipment manufacturers, and if the U.S. Government placed restrictions on exporting military technology using our products, in countries where we have customers, it could cause a significant reduction in our sales and profits;

•	fluctuations in foreign currencies;

•	trade disputes;

•	changes in regulatory requirements, tariffs and other barriers;

•	the possibility of quotas, duties, taxes or other changes or restrictions upon the importation or exportation of our products implemented by the United States’ government;

•	the timing and availability of export licenses;

•	general economic conditions in the countries in which we sell our products.

         Foreign suppliers of semiconductor and display related materials are regularly threatened with, or involved in, pending trade disputes and sanctions. If any trade disputes or sanctions arise that affect our suppliers, we would be unable to get access to critical sources of raw materials we need to produce our products and our business could be adversely effected.

Most Of Our Technological Capabilities Are Not Subject to Enforceable Patents or Licenses

         The products we sell from both our microelectronic segment and our display segment require a large amount of engineering design and manufacturing expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees, and our learned experiences in both the design and manufacture of our products. It is possible, and it has occurred in the past, that a competitor may also learn to design and produce products with similar performance abilities as our products. If a competitor were to do so, it may result in increased competition, and a reduction of sales for our products.

We Rely On Proprietary Rights And Intellectual Property That May Not Be Adequately Protected.

         We rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, these parties may breach these agreements, and, since many agreements are made with companies much larger than us, we may not have adequate financial resources to adequately enforce our rights. Also, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

Interruptions In The Availability Of Raw Materials Can Seriously Harm Our Financial Performance.

         The semiconductor industry has historically been characterized by wide fluctuations in the demand for and supply of semiconductors. These fluctuations have helped produce many occasions when supply and demand for semiconductors have not been in balance. In the past, our operating results have been harmed by these industry-wide fluctuations in the demand for semiconductors, which have resulted in under-utilization of our manufacturing capacity. In some cases, industry wide shortages have lasted more than a year. If these cycles continue, they may limit our ability to procure semiconductor products and meet our customer’s delivery schedules, which could lead to a loss of business. Also, higher prices for raw materials could reduce our profits on previously established purchase orders from our customers. Depending on the severity of the shortages, our sales and profits could be significantly reduced.

         The display industry is dominated by several foreign glass suppliers. We are dependent on these foreign suppliers for glass for our commercial and industrial display products. Any disruption of glass supplies from these vendors would cause us to delay deliveries to our customers, which could lead to a loss of business, and reduced profits from our display segment.

         Our manufacturing operations require raw materials that must meet exacting standards. The most significant raw materials that we purchase are memory devices in wafer, die and component forms and AMLCD panels. Shortages of wafers and other components may occur when there is a strong demand for memory integrated circuits and other related products. AMLCD panels may also be in short supply at times. We rely heavily on our ability to maintain access to steady sources of these products. We are highly dependent on one SRAM semiconductor manufacturer for memory devices, one major display manufacturer of AMLCD panels, and one package manufacturer of ceramic packages for military components. We do not have specific long-term contractual arrangements with our vendors but we believe we are on good terms with our vendors. We cannot assure you that we will continue to have access to our current sources of supply or that we will not encounter supply problems in the future. Any interruption in our sources of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries to our customers.

Our Inability To Retain Qualified Personnel Could Negatively Impact Our Operations.

         Our operations are dependent upon our ability to attract and retain qualified employees in the areas of product design, engineering, operations management, manufacturing production and sales. The demand for people with expertise in these areas has been very high for the past several years and competition for qualified talent is intense. The loss of key personnel in any one of these areas could limit our ability to expand our business and could result in the inability to deliver product to our customers, leading to a loss of business from these customers.

Our Financial Results Could Be Adversely Impacted If We Fail To Develop, Introduce And Sell New Products Or Fail To Develop And Implement New Manufacturing Technologies.

         Like many companies that operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products, our future success depends on our ability to improve and market existing products and to develop and introduce new products that customers choose to buy.

         If we fail to complete and introduce new product designs in a timely manner or are unable to manufacture products according to the requirements of these designs, or if our customers do not successfully introduce new systems or products incorporating ours, or market demand for our new products does not exist as anticipated, our sales will be reduced either through loss of business to one of our competitor’s, or discontinuance of the product in the market. In particular, many of our display products have been developed based on products procured from Sharp Electronics Corporation. Our competitors in the flat panel display products market are investing substantial resources to develop flat panel displays using alternative technologies. If our competitors are successful in developing new products that offer significant advantages over Sharp Electronics’ and our products, and we are unable to improve our technology or develop or acquire alternative technology that is more competitive, we will lose business to our competitor’s and our sales, and profits, from the display segment will be greatly reduced.

         For us and many other companies in the microelectronic and display industries, introduction of new products is a major manufacturing challenge. The new products the market requires tend to be increasingly complex, incorporating more functions and operating at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes manufacturing new generations of products substantially more difficult than prior products. Ultimately, whether we can successfully introduce these and other new products depends on our ability to develop and implement new ways of manufacturing our products. If we are unable to design, develop, manufacture, market and sell new products successfully, we will lose business and possibly be forced to exit from the particular market.

The Volatility Of Our Stock Price Could Negatively Effect The Market Price Or Liquidity Of Our Common Stock.

         The market price of our common stock is subject to fluctuations in response to a number of factors, such as variations in our quarterly operating results, perceptions about market conditions in the microelectronics industry and general economic conditions. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of our common stock.

Failure To Comply With Environmental Regulations Could Subject Us To Costs And Production Delays.

         We currently use small quantities of hazardous materials common to our industry in the production of microelectronic and display products. We must follow Environmental Protection Agency (EPA) guidelines regarding the handling, storage and disposal of these materials. To our knowledge, we are currently in material compliance with all EPA requirements regarding the handling, storage and disposal of these materials. We could possibly be subject to fines, suspensions of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. These regulations could require us to acquire expensive remediation equipment or to incur other expenses to comply with environmental regulations. Our failure to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could cause us to temporarily miss our customer's delivery schedules, thereby reducing our sales for a given period. We may also have to pay noncompliance fines or other remediation costs, which would reduce our profits for a given period.

USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

         The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or as a result of their employment with us as of the date of the closing of the acquisition of Panelview, Inc. No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after completion of this offering because, during the offering, the selling shareholders may offer all or some of our common stock owned by them. The selling shareholders have agreed to sell in the aggregate not more than 25% of the common stock registered on the registration statement and set forth on the table below within any three month period. The shares offered by the prospectus may be offered from time to time by the selling shareholders named below.

         The information provided in the table below has been obtained from the selling shareholders. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

			Remaining Shares Offered	Beneficial
	Shares Owned Before the		Pursuant to this	Ownership After the
	Offering(1)		Prospectus(2)	Offering(3)

Selling Shareholders	Number	Percent

Panelview Partners, L.P.(4)(5)	600,754	3.0%	417,759	0

Gaylene Barber	160,383	*	146,383	0

Randal Barber	146,449	*	129,749	0

John Cochran	9,596	*	9,596	0

Marshall R. Moran	1,303	*	1,303	0

Morgan D. Barber	640	*	640	0

Grayson N. Barber	640	*	640	0

Robert Ritter	2,461	*	2,461	0

David Blass	2,461	*	2,461	0

*	Represents beneficial ownership of less than one percent.

(1)	This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Reflects remaining shares to be offered by each selling shareholder pursuant to this prospectus after accounting for transfers of shares from April 20, 2001, the original date of the prior registration statement, to the date hereof.

(3)	Assumes all offered shares are sold.

(4)	Panelview Partners, L.P. may distribute shares of common stock to its general partner and limited partners and such distributees shall be deemed “selling shareholders” for the purposes of this prospectus. See the Plan of Distribution set forth on page 11.

(5)	Individuals and entities that beneficially own shares held in the name of Panelview Partners, L.P. are Bruce and Judy Anticouni, Daniels Family Trust, Allen Royce Investments, Thomas English, Marvin Gelfand, Bodel Enterprises, Kima Investments, Abdul and Khadija Manji, EMBA 31 Investors, Invest West Financial Corporation, Howard and Erlinda Marquis, Marquis Family Partners, Monaghan Family Trust, Mr. Richard Nerod, Shupe 1996 Revocable Trust, and Invest West Capital.

         We are registering the shares for resale by the selling shareholders in accordance with registration rights granted or offered to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel, but the selling shareholders will pay any selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling shareholders, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling shareholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including certain liabilities under the Securities Act.

PLAN OF DISTRIBUTION

         The selling shareholders (or, subject to applicable law, their pledgees, donees, distributees, transferees, or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the Nasdaq National Market;

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	distributions to the general and limited partners of Panelview Partners, L.P. that are made in proportion to such partner’s interest in the limited partnership; or

•	in privately negotiated transactions.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether any underwriter that the selling shareholders may select, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by any underwriter that the selling shareholders may select or by any broker-dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a post-effective amendment to this prospectus. Any material information with respect to the plan of distribution not previously disclosed in this prospectus, or any material change to the plan of distribution as disclosed in this prospectus, will be disclosed in a post-effective amendment. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

         We will not receive any of the proceeds from the selling shareholders’ sale of their common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. Forward-looking statements are based largely on Management’s expectations and are inherently uncertain and subject to numerous risks. Such statements should be viewed with caution. Forward-looking statements in this prospectus speak only as of the date the statements are made and include, but are not limited to, statements such as we believe we are on good terms with our vendors; we anticipate that our international sales will continue to account for a significant portion of our net sales; and our future success depends on our ability to improve and market existing products and to develop and introduce new products that customers choose to buy.

         Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this prospectus, including the Risk Factors beginning on page 5, describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include: any loss of a principal customer; any inability to procure required components; any downturn in the semiconductor and telecommunications markets which could cause a decline in selling unit prices; reductions in military spending; changes or restrictions in the rules and regulations relating to sales in international markets; and other factors set forth in this prospectus. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

         Government Filings: We file annual, quarterly, and special reports and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any reports, statements, or other information in the files at the following public reference facilities of the SEC:

Washington, D.C	Chicago, Illinois

450 Fifth Street, N.W	500 West Madison Street

Room 1024	Suite 1400

Washington, D.C. 20549	Chicago, IL 60661-2511

         You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

         Registration Statement: We have also filed a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. Accordingly, any statements made in this prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

         Stock Market: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Information Incorporated by Reference: The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed the following documents with the SEC and they are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 29, 2001;

•	our Proxy Statement for our Annual Meeting of Shareholders held on February 21, 2002;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 29, 2001, March 30, 2002, and June 29, 2002;

•	our Current Report on Form 8-K, dated October 16, 2002;

•	our registration of our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, on Form 8-A filed June 7, 2000;

•	our registration of our common stock purchase rights pursuant to Section 12(b) of the Securities and Exchange Act of 1934, on Form 8-A filed May 21, 1998; and

•	All other documents subsequently filed by White Electronic Designs Corporation pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act.

Please note that all other documents and reports filed under Sections 13(a), 13(c), and 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034
Attention: Chief Financial Officer
(602) 437-1520

We have not authorized any dealer, sales representative, or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any common stock in any jurisdiction where it would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder implies, under any circumstances, that the information presented is correct after the date of this prospectus.

WHITE ELECTRONIC DESIGNS
CORPORATION

PROSPECTUS

October __, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.(1)

SEC Registration Fee	$15.00

Printing Expenses	$3,000.00

Legal Fees and Expenses	$7,500.00

Accounting Fees	$5,000.00

Miscellaneous Expenses	$0

TOTAL	$15,515.00

(1)  All expenses are estimated except the SEC Registration fee.

ITEM 15. Indemnification of Directors and Officers.

         Under Indiana law, a corporation may indemnify an individual made a party to a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because the individual is or was a director against liability incurred in the proceeding if: (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, (B) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation, and (C) in the case of a criminal proceeding, the individual either had reason to believe the individual’s conduct was lawful, or had no reason to believe the individual’s conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall indemnify a director, officer, employee or agent who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director, officer, employee or agent was a party because the director, officer, employee or agent is or was a director, officer, employee or agent of the corporation against reasonable expenses incurred in connection with the proceeding. A corporation may pay for or reimburse reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if: (i) the individual furnishes the corporation written affirmation of the individual’s good faith belief that the individual has met the standard of conduct for permissive indemnification set forth above; (ii) the individual furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the individual did not meet such standard of conduct; and (iii) a determination is made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding that the facts known to them would not preclude indemnification under Indiana law. In addition, a corporation may indemnify and advance expenses to a director, officer, employee or agent, consistent with public policy, that may be provided its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Company’s Amended and Restated Articles of Incorporation provide that the Company shall indemnify a director or officer of the Company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the Company against reasonable expenses incurred by the director or officer in connection with the proceeding. The Company may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Company against liability if authorized in the specific case after determination, in the manner required by Indiana law, that indemnification is permissible in the circumstances because the individual has met the standard of conduct for permissive indemnification under Indiana law set forth above. The indemnification and advancement of expenses for directors, officers, employees and agents of the company shall apply when such persons are serving at the Company’s request while a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as well as in their official capacity with the Company. The Company may also pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding upon compliance with Indiana law.

         Under Indiana law, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, member, manager, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under Indiana law.

         The Company’s Amended and Restated Articles of Incorporation provide that the Company may purchase and maintain insurance in the manner specified under Indiana law.

ITEM 16. Exhibits.

         (a)  Exhibits

Exhibit No.	Title

4.1	Amended and Restated Articles of Incorporation of White Electronic Designs (incorporated herein by reference to Exhibit 3.1 on Form 10-K filed December 24, 1998)

4.2	Amended and Restated Code of By-Laws of White Electronic Designs Corporation (incorporated herein by reference to Exhibit 4.2 on Form S-3 filed April 11, 2001)

4.3	Amendment No. 1 to Rights Agreement, effective as of May 3, 1998 (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-4 dated June 11, 1998)

4.4	Article 7 of Agreement and Plan of Reorganization dated January 29, 2001 by and among White Electronic Designs Corporation, PV Acquisition Corporation, Panelview, Inc., and Panelview Partners L.P. (incorporated by reference to Exhibit 10.29 on Form 10-Q filed February 13, 2001)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page hereof)

ITEM 17. Undertakings.

         The Registrant hereby undertakes:

         (a)  That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

         (c)  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

         (d)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (e)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (g)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, White Electronic Designs Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has caused this Pre-Effective Amendment No. 1 to Registration Statement No. 333-99407 to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on October 16, 2002.

WHITE ELECTRONIC DESIGNS CORPORATION

By /s/Hamid R. Shokrgozar

Hamid R. Shokrgozar

Chairman, President and Chief Executive Officer

Power of Attorney

         Each individual whose signature appears below constitutes and appoints each of Hamid R. Shokrgozar and William J. Rodes, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement No. 333-99407 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Hamid R. Shokrgozar	Chairman of the Board of Directors,	October 16, 2002
Hamid R. Shokrgozar	President and Chief Executive Officer

/s/William J. Rodes	Chief Accounting Officer (Principal	October 16, 2002
William J. Rodes	Financial Officer), Secretary and Treasurer

/s/Norman T. Hall	Director	October 16, 2002
Norman T. Hall

/s/Thomas M. Reahard	Director	October 16, 2002
Thomas M. Reahard

/s/Donald F. McGuinness	Director	October 16, 2002
Donald F. McGuinness

/s/Thomas J. Toy	Director	October 16, 2002
Thomas J. Toy

/s/Edward A. White	Vice Chairman of the Board and Director	October 16, 2002
Edward A. White

EXHIBIT INDEX

Exhibit No.	Title

4.1	Amended and Restated Articles of Incorporation of White Electronic Designs (incorporated herein by reference to Exhibit 3.1 on Form 10-K filed December 24, 1998)

4.2	Amended and Restated Code of By-Laws of White Electronic Designs Corporation (incorporated herein by reference to Exhibit 4.2 on Form S-3 filed April 11, 2001)

4.3	Amendment No. 1 to Rights Agreement, effective as of May 3, 1998 (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-4 dated June 11, 1998)

4.4	Article 7 of Agreement and Plan of Reorganization dated January 29, 2001 by and among White Electronic Designs Corporation, PV Acquisition Corporation, Panelview, Inc., and Panelview Partners L.P. (incorporated by reference to Exhibit 10.29 on Form 10-Q filed February 13, 2001)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page hereof)